UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2011
Constar International Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-01982	13-1889304

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Crown Way Philadelphia, PA	19154-4599

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 552-3700
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On March 10, 2011, the Senior Secured Priming Super-Priority Debtor in Possession Note Purchase Agreement (the “DIP Note Purchase Agreement”), dated as of January 14, 2011 among Constar International Inc. (the “Company”) and its U.S. subsidiaries as issuers of notes thereunder (the “Issuers”), the Company’s U.K. subsidiary as guarantor of such notes (“Constar U.K.” and, together with the Issuers, the “Note Parties”), the entities from time to time party thereto as purchasers of such notes (the “Purchasers”), and Black Diamond Commercial Finance, L.L.C. as agent for the Purchasers (“Agent”) was amended by the Amendment No. 1 to the Secured Priming Super-Priority Debtor in Possession Note Purchase Agreement (the “Amendment”), dated as of March 10, 2011, by and among the Issuers, the Purchasers party thereto and the Agent. Such Purchasers and the Agent are holders of the Company’s Senior Secured Floating Rate Notes Due 2012 and party to the Company’s Restructuring and Lock-Up Agreement dated as of January 11, 2011.
The Amendment increases the permitted amount of advances and other investments that a Note Party may make to another Note Party (including Constar U.K.) and any subsidiaries that are not Note Parties from $35,000,000 to $38,500,000. All other terms of the DIP Note Purchase Agreement remain the same. The foregoing is not a complete description of the Amendment, which is filed as Exhibit 99.1 to this Report and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits.

Exhibit 99.1	Amendment No. 1 to the Secured Priming Super-Priority Debtor in Possession Note Purchase Agreement, dated as of March 10, 2011, among Constar International Inc. and the other Note Parties party thereto, the Purchasers party thereto, and Black Diamond Commercial Finance, L.L.C., as Agent.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2011	CONSTAR INTERNATIONAL INC.
	By:	/S/ J. MARK BORSETH
		Name:	J. Mark Borseth
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Amendment No. 1 to the Secured Priming Super-Priority Debtor in Possession Note Purchase Agreement, dated as of March 10, 2011, among Constar International Inc. and the other Note Parties party thereto, the Purchasers party thereto, and Black Diamond Commercial Finance, L.L.C., as Agent.